American National Bankshares Inc.

628 Main Street
Danville, Virginia 24541

Notice of

Annual Meeting,

Proxy Statement and

2006 Annual Report on Form 10-K

Annual Meeting of Shareholders
To Be Held
April 24, 2007

American National Bankshares Inc.
628 Main Street
Danville, Virginia 24541

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 24, 2007

Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the “Corporation”) will be held as follows:

Place: The Wednesday Club
    1002 Main Street
    Danville, Virginia 24541

Date: April 24, 2007

Time: 11:30 a.m.

The Annual Meeting is being held for the following purposes:

1.	To elect four (4) Directors of the Corporation to serve for a three-year term as Class II Directors;

2.	To elect one (1) Director of the Corporation to serve for a one-year term as a Class III Director; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders at the close of business on March 7, 2007 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares are represented at the meeting. Accordingly, please sign, date, and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

  By Order of the Board of Directors
  Neal A. Petrovich
  Secretary

Danville, Virginia
March 19, 2007

American National Bankshares Inc.

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PROXY STATEMENT
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ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2007

INTRODUCTION

This Proxy Statement is furnished in conjunction with the solicitation by the Board of Directors of American National Bankshares Inc. (the “Corporation”) of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) and at any adjournments thereof. The meeting will be held on Tuesday, April 24, 2007, 11:30 a.m., at The Wednesday Club, 1002 Main Street, Danville, Virginia 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders. The approximate mailing date of this Proxy Statement and the enclosed proxy is March 19, 2007.

Voting Rights of Shareholders

Only shareholders of record at the close of business on March 7, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on March 7, 2007, there were 6,160,223 shares of the Corporation’s common stock outstanding and entitled to vote at the Annual Meeting. The Corporation has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter, and broker non-votes, will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitation is being made by mail, and if necessary, may be made in person or by telephone, or special letter by officers and employees of the Corporation or its banking subsidiary, American National Bank and Trust Company (the “Bank”), acting on a part-time basis and for no additional compensation.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Corporation’s Board of Directors currently consists of eleven persons. The Board is divided into three classes (I, II and III), each class to be nearly equal in number as possible. The term of office for the Class II Directors will expire at the Annual Meeting and the nominees to serve as Class II Directors are set forth below. Each of the Class II nominees currently serves as a Director of the Corporation. If elected, the Class II nominees will serve until the 2010 Annual Meeting of Shareholders, and until their respective successors are duly elected and qualified. The Board has also nominated E. Budge Kent, Jr., a current Director of the Corporation, to serve as a Class III Director for a one-year term until the 2008 Annual Meeting.

Pursuant to the Agreement and Plan of Reorganization, dated as of October 18, 2005, by and between the Corporation and Community First Financial Corporation (“Community First”), one member of the Board of Directors for Community First was named to the Corporation’s Board of Directors. After consummation of the merger in April 2006, the Corporation’s Board increased in size to eleven persons and Dr. Frank C. Crist, Jr. was named as a Director.  Dr. Crist is President of Brady & Crist Dentists, Inc.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

 The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote FOR these nominees. The election of each nominee requires the affirmative vote of a plurality of the shares of the Corporation’s common stock cast in the election of Directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations, their age as of December 31, 2006, and certain other information with respect to such persons are as follows:
Name	Principal Occupation	Age	Director Since

Nominees for Directors of Class II to continue in office until 2010

Fred A. Blair	President of Blair Construction, Inc., Gretna, VA, general contractor	60	1992

Dr. Frank C. Crist, Jr.	President of Brady & Crist Dentists, Inc., Lynchburg, VA, dentist	61	2006

Fred B. Leggett, Jr.	Retired Chairman and Chief Executive Officer,	69	1994
	Leggett Stores, Danville, VA, retail department stores

Claude B. Owen, Jr.	Retired Chairman and Chief Executive Officer,	61	1984
	DIMON Incorporated, Danville, VA, leaf tobacco dealer

Name	Principal Occupation	Age	Director Since

Nominee for Director of Class III to continue in office until 2008
E. Budge Kent, Jr. *	Senior Adviser to the Bank since January 2006; prior thereto, Executive Vice President of the Corporation and Executive Vice President and Chief Trust and Investment Officer of the Bank	67	1979

Directors of Class I to continue in office until 2009

Ben J. Davenport, Jr.	Chairman, First Piedmont Corporation, Chatham, VA, waste management; Chairman, Davenport Energy Inc., Chatham, VA, fuel oil distributor	64	1992

Michael P. Haley	Adviser to Fenway Partners, Inc., New York, NY, private equity investments, since April 2006; prior thereto, Retired Chairman, MW Manufacturers, Inc., Rocky Mount, VA, window manufacturer, from June, 2005; prior thereto, Chairman from January 2005 to June 2005; prior thereto, President and Chief Executive Officer from June 2001 to January 2005	56	2002

Franklin W. Maddux, M.D.	Physician; Chairman and Chief Executive Officer, Gamewood, Inc., Danville, VA, information technology service; President and Chairman, Maddux Consulting, Inc., medical consulting; Former President and Chairman, Danville Urologic Clinic, healthcare	49	2002

Directors of Class III to continue in office until 2008

H. Dan Davis	Retired Executive Vice President of the Corporation and Senior Vice President of the Bank; Retired as Consultant to the Corporation and the Bank in March 2003	69	1996

Lester A. Hudson, Jr., Ph.D.	Professor and Wayland H. Cato Chair of Leadership, McColl School of Business, Queens University of Charlotte, Charlotte, NC, since August, 2003; prior thereto, Professor of Strategy, Clemson University, Clemson, SC	67	1984

Charles H. Majors *	President and Chief Executive Officer of the Corporation and the Bank	61	1981

* Indicates those directors not considered to be independent.

Board Independence

The Corporation’s Board of Directors has determined that, except for Messrs. Kent and Majors, each Director is independent within the director independence standard of the NASDAQ Stock Market, Inc. (“NASDAQ”), as currently in effect, and within the Corporation’s director independence standards, as established and monitored by the Corporation’s Corporate Governance and Nominating Committee.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Certain of the Corporation’s Directors are also directors of other publicly traded companies. Mr. Davenport has been a director of Intertape Polymer Group Inc. since 1994. Mr. Hudson has been a director of American Electric Power Company, Inc. since 1987. Mr. Haley has been a director of Stanley Furniture Company, Inc. since 2003, and LifePoint Hospitals, Inc. since 2005.

Board of Directors and Committees

Directors are expected to devote sufficient time, energy, and attention to ensure diligent performance of their duties, including attendance at Board and committee meetings. The Board of Directors of the Corporation met five times during 2006. In accordance with the Corporation’s Corporate Governance guidelines, the independent directors held three executive sessions during 2006. The Chairman of the Corporate Governance and Nominating Committee presides at such sessions. Directors are encouraged to attend shareholders’ meetings, and ten Directors attended the 2006 Annual Meeting of Shareholders. The Board of Directors of the Bank, which consists of all members of the Corporation’s Board, met thirteen times during 2006.

The Boards of Directors of the Corporation and the Bank have established various committees, including the Audit and Compliance Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee. All incumbent Directors and Director nominees attended more than 75% of the aggregate total number of meetings of the Boards of Directors and committees on which they served in 2006. Information on the above committees and the committee members is detailed below:

The Audit and Compliance Committee met four times in 2006. This committee currently consists of Messrs. Blair, Haley, and Maddux. Mr. Blair serves as the Chairman. The committee reviews significant audit, accounting and compliance principles, policies and practices, is directly responsible for engaging and monitoring the independent auditors of the Corporation and the Bank, and provides oversight of the internal auditing and compliance functions. A more detailed description of the functions of this committee is contained under the heading “Report of the Audit and Compliance Committee.” All of the members of this committee are considered independent within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of NASDAQ, and the Corporation’s Corporate Governance Guidelines. Mr. Haley, a member of the committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Corporate Governance and Nominating Committee met four times in 2006. Current members of the committee are Messrs. Crist, Maddux, and Owen. Mr. Owen serves as the Chairman. The committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Corporation’s Corporate Governance Guidelines. In addition, the committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The committee also supervises the Board’s annual review of Director independence and oversees the Board’s performance self-evaluation. All the members of this committee are considered independent within the meaning of SEC regulations, the listing standards of NASDAQ, and the Corporation’s Corporate Governance Guidelines.

The Human Resources and Compensation Committee met two times in 2006. The committee currently consists of Messrs. Davenport, Davis, and Hudson. Mr. Hudson serves as the Chairman. This committee is responsible for establishing and approving the compensation of executive officers of the Corporation. The committee recommends to the independent Directors the compensation of the Chief Executive Officer and approves all other executive officers’ compensation and recommends to the Board promotions, Directors’ compensation, and related personnel matters. Refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for further information on the duties and responsibilities of this committee. No member of the Human Resources and Compensation Committee of the Board of Directors is a current officer or employee of the Corporation. All members of this committee are considered independent within the meaning of SEC regulations, the standards of NASDAQ, and the Corporation’s Corporate Governance Guidelines.

The charters of the Audit and Compliance Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are available at the Corporation’s website at www.amnb.com. For access to the charters, select the “American National Bankshares Inc.” icon, then select “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

No member of the Committee or executive officer of the Corporation has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Nominations Process

The Corporation’s Board of Directors has adopted, as a part of its Corporate Governance Guidelines, a process related to Director nominations (the “Nominations Process”). The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Corporation’s recommended slate of Director nominees are selected. The Nominations Process is administered by the Corporate Governance and Nominating Committee of the Board.

The committee considers candidates for Board membership suggested by its members, other Board members, management, and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Corporation’s President and Chief Executive Officer or any member of the committee in writing with supporting material the shareholder considers appropriate. The committee will decide whether to recommend to the Board the nomination of any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder proposals as described below under “Shareholder Communications and Proposals.”

Once the committee has identified a candidate, it makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on information accompanying the recommendation, as well as the committee members’ knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors described below. The committee may seek additional information about the candidate’s background and experience. The committee then evaluates the candidate against the criteria in the Corporation’s Corporate Governance Guidelines, including independence, age, diversity, availability for time commitment, skills such as an understanding of the financial services industry, general business knowledge and experience, all in a context of an assessment of the perceived needs of the Board at that point in time. In connection with this evaluation, the committee determines whether to interview the candidate, and if warranted, one or more members of the committee will conduct such interview. After completing the evaluation, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the committee.

SECURITY OWNERSHIP

As of March 7, 2007, no shareholder beneficially owned 5% or more of the Corporation’s common stock other than Ambro and Company, the nominee name which American National Bank and Trust Company uses to register the securities it holds in a fiduciary capacity for customers. Ambro and Company beneficially owned 674,037 shares of the Corporation’s common stock, or 10.94% of the outstanding shares, as of March 7, 2007. Of this amount, 218,470 shares may be voted by existing co-fiduciaries. The Bank may not vote the remaining shares, but co-fiduciaries may be qualified for the sole purpose of voting all or a portion of these remaining shares at the Annual Meeting. The address of Ambro and Company is P.O. Box 191, Danville, Virginia 24543.

The following table sets forth, as of March 7, 2007, the beneficial ownership of the Corporation’s common stock by all Directors and nominees for Director, all executive officers of the Corporation named in the Summary Compensation Table below and all Directors and executive officers of the Corporation as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Class
Fred A. Blair	5,237	(2)	*
Dr. Frank C. Crist	72,283	(2)	1.17%
Ben J. Davenport, Jr.	27,393		*
H. Dan Davis	129,514	(2)	2.10%
R. Helm Dobbins	15,200	(3)	*
Jeffrey V. Haley	27,905	(2) (3)	*
Michael P. Haley	1,065		*
Lester A. Hudson, Jr.	9,804		*
E. Budge Kent, Jr.	53,020	(2) (3)	*
Fred B. Leggett, Jr.	10,116	(2)	*
Charles H. Majors	104,911	(2) (3)	1.70%
Dr. Franklin W. Maddux	2,400	(2)	*
Claude B. Owen, Jr.	15,632	(2)	*
Neal A. Petrovich	11,700	(3)	*

All Directors and executive officers as a group (14 persons)	486,180	(3)	7.89%
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*  Represents less than one percent ownership.

(1)   For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)   Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Blair, 300 shares; Dr. Crist, 523 shares; Mr. Davis, 40,704 shares; Mr. Jeffrey Haley, 404 shares; Mr. Kent, 1,540 shares; Mr. Leggett, 9,268 shares; Mr. Majors, 3,593 shares; Dr. Maddux, 1,100 shares; and Mr. Owen, 4,200 shares.
(3)   Includes shares that may be acquired pursuant to currently exercisable stock options: Mr. Dobbins, 14,000 shares; Mr. Jeffrey Haley, 23,270 shares; Mr. Kent, 16,000; Mr. Majors, 70,000 shares; Mr. Petrovich, 10,000 shares; all Directors and executive officers as a group, 133,270 shares.

COMPENSATION DISCUSSION AND ANALYSIS

The Corporation’s Executive Compensation Philosophy

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and approving the compensation of executive officers of the Corporation. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. The Committee’s objective is to align the interests of the Corporation’s executive officers with those of the Corporation and its shareholders. The Committee believes that increases in earnings per share, dividends, and shareholder’s equity improve shareholder market value. Accordingly, compensation should be structured to enhance the profitability of the Corporation and the total return to the shareholders; therefore, the executive compensation program is designed to reward achievements that make a positive impact on the profitability of the Corporation, thus increasing shareholder value. Executive officer compensation generally consists of salary, participation in the Bank’s profit sharing, incentive compensation plans, and benefits. Eligibility for payment under the Bank’s profit sharing and incentive compensation plans in 2006 was based upon achievement of a predetermined adjusted earnings per share value, in addition to the achievement of specific operational goals within areas under the control of each executive.

The Committee’s policy on the tax deductibility of compensation for the Chief Executive Officer and other executive officers is to maximize the deductibility, to the extent possible, while preserving the Corporation’s flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during 2006 to be fully deductible.

Each Director who served on the Human Resources and Compensation Committee during 2006 qualifies as a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and is an “independent director” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15).

Salary

The base salary of each executive officer named in the Summary Compensation Table below (the “named executive officer”) is designed to be competitive with that of the Corporation’s peer banks. In establishing the base salary for the named executive officers, the Committee relies on an evaluation of the officers’ level of responsibility and performance and on comparative information, including the Virginia Bankers Association’s Salary Survey of Virginia Banks and the SNL Bank Compensation Review. In establishing the base salary, other than for the Chief Executive Officer, the Committee also receives and takes into account the individual compensation recommendations from the Chief Executive Officer. The salary of the Chief Executive Officer is approved by the independent members of the Board of Directors, upon recommendation of the Committee.

Profit Sharing Plan

The Corporation’s profit sharing plan is designed to recognize and reward the efforts of all full-time eligible employees for their contribution towards the attainment of the Corporation’s financial goals.  For 2006, payout under the profit sharing plan was based on the achievement of stated values of adjusted earnings per share and calculated as a percentage of base salary. Payout for the named executive officers was based on the same criteria as that of all other eligible employees. The disbursement of rewards earned in 2006 under the profit sharing plan was made in the first quarter of 2007. For 2006, adjusted earnings per share equaled basic earnings per share adjusted for certain purchase accounting entries resulting from the acquisition of Community First Financial Corporation.

Stock Option Plan

For the last ten years, the Corporation maintained a stock option plan designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and the Bank and reward employees for outstanding performance and the attainment of targeted goals. The stock option plan was approved by shareholders at the April 1997 Annual Meeting and expired December 31, 2006. The plan provided for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), as well as non-qualified stock options.

The stock option plan was administered by a committee of the Board of Directors of the Corporation comprised of independent Directors. Under the plan, the committee determined which employees would be granted options, whether such options would be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options became exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted.

Stock options became vested and exercisable in the manner specified by the committee. Each stock option or portion thereof was exercisable at any time on or after it vested until ten years after its date of grant. A review was performed in 2007 of all stock option grants. The review verified that all options were priced at or above the closing stock price on the day the option was approved by the Board of Directors and granted.

There were no stock options awarded during 2006, due primarily to changes in accounting standards for stock options and the impact of those changes on reported earnings. The committee’s ongoing review of executive compensation will include a determination as to whether use of stock option plans or other equity awards is to be recommended.

Incentive Compensation

The Corporation’s incentive compensation plan is designed to recognize the officers of the Corporation (including the named executive officers) whose achievements have resulted in a positive impact to the profitability of the Corporation. The Corporation’s 2006 incentive compensation plan was available to full-time exempt employees (elected and appointed officers who are not eligible for overtime and who are not otherwise on a commission or otherwise specifically excluded from this plan) who were employed as of December 31, 2006 (and who were not disqualified by their performance evaluation). Payout under the incentive compensation plan was based on the achievement of stated values of adjusted earnings per share and calculated as a percentage of base salary. A percentage of this calculated potential incentive amount is then earned based upon the officer’s specific performance goals achieved for 2006.

For 2007, incentive compensation for the named executive officers will be based on the financial performance of the Corporation and will no longer include consideration of completion of individual performance goals. The amount of incentive compensation will be calculated on a range of four to twelve percent of the executive’s base salary. Payments to each executive officer will relate to a specific level of company performance, with a higher level of performance resulting in a higher amount of incentive compensation earned, based on the base salary percentage range set forth above.

Deferred Compensation

The Board of Directors of the Bank adopted the Executive Compensation Continuation Plan, a non-contributory deferred compensation plan, in 1982. Under the plan, certain key executives who, in the opinion of the Bank’s Board, are making substantial contributions to the overall growth and success of the Corporation and the Bank and who must be retained in order for the Bank to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to this plan, if any such executive dies or retires while employed by the Corporation, such executive or his designated beneficiary will receive annual payments commencing at death or retirement and continuing for 10 years.

The Bank entered into a deferred compensation agreement on February 22, 1993 with Charles H. Majors, Chief Executive Officer, which requires an annual payment to Mr. Majors, or designated beneficiaries, of $50,000 for 10 years, commencing at his retirement or death. The amount of this payment is fixed and the funds for this payment are not established in an account that allows for additional contributions or earnings growth.

Retirement Plan

The Bank’s retirement plan is a non-contributory defined benefit pension plan which covers all full-time employees of the Bank who are 21 years of age or older and who have had at least one year of service. Advanced funding is accomplished by using the actuarial cost method known as the collective aggregate cost method.

As of December 31, 2006, the normal retirement benefit formula was 1.3% per year of service multiplied by compensation, plus .65% per year of service multiplied by compensation in excess of social security covered compensation, with years of service limited to 35. At normal retirement, the monthly benefit is calculated based on any consecutive five-year period that will produce the highest average rate of basic monthly compensation. Basic monthly compensation includes salary but excludes incentive and bonus compensation. This is based on a straight life annuity assuming full benefit at age 65. Annual compensation at December 31, 2006 was also limited to $220,000 by Internal Revenue Service regulations. Cash benefits under the plan generally commence on retirement at age 65, death, or termination of employment. Partial vesting of the retirement benefits under the plan occurs after three years of service and full vesting occurs after seven years of service. As of December 31, 2006, the named executive officers have completed the following years of credited service under the Bank’s retirement plan: Mr. Majors, 14; Mr. Haley, 10; Mr. Petrovich, 3; and Mr. Dobbins, 4.

401(k) Employee Savings Plan

The Bank sponsors a 401(k) Employee Savings Plan, for which all full-time employees (age 21 and older) are eligible to participate. The Bank matches 50% of employee contributions on the first 6% of earned compensation. Perquisites received by executive officers, such as an automobile allowance, are not included as earned compensation. While employee contributions are immediately vested, the Bank contributions are subject to a stated vesting schedule.

Executive Severance Agreements

The Corporation recognizes that, as a publicly held corporation in the financial services industry, there exists the possibility of a change in the control of the Corporation. In order to minimize such uncertainty among executive management and to promote continuity in the event of a control change transaction, the Corporation has entered into agreements with each of the named executive officers.

The terms of each “change in control” agreement generally reflect provisions used in current industry practice. The terms of the agreement are only effective upon a change in control and for three years thereafter. In general, a “change in control” is defined as a change in the majority composition of the Board of Directors over a 24-month period, a change in the ownership of a majority of the Corporation’s voting stock, or a sale of a majority of the Corporation’s assets. The agreement provides that each executive officer’s base salary and profit sharing and incentive compensation cannot be reduced during such three-year period.

Each agreement also provides for the executive officer to receive continued salary and benefits if his employment is terminated “without cause” (as such term is defined in the Agreement) during the term of the agreement. If employment is terminated during the first year after a control change, the Chief Executive Officer will receive continued salary and benefits for 24 months after such termination and the other executive officers will receive continued salary and benefits until the second anniversary of the change of control. If the termination of employment occurs more than 12 months after the control change, the Chief Executive Officer will receive continued salary and benefits until the third anniversary of the control change and the other executive officers will receive continued salary and benefits until the earlier of the first anniversary of termination of employment or the third anniversary of the control change.

The agreements also provide for continued salary and benefits if the executive officer resigns under certain circumstances. Beginning in the fourth month after a control change and through the twelfth month after the transaction, each executive officer may resign for any reason and receive continued salary and benefits for 24 months (in the case of Mr. Majors) or 12 months (in the case of the other executives). After the first anniversary of the control change, an executive officer may resign and receive continued salary and benefits for the same period (but not beyond the third anniversary of the control change) if his resignation is on account of a reduction in the executive’s compensation, a required relocation of his office more than thirty miles from Danville, Virginia, or a reduction in the duties or title assigned to him as of the first anniversary of the control change.

In all events, the amounts payable under the agreements are governed by two limitations. First, no amounts will be paid under an agreement for any period after the executive attains age 65. Second, no amounts will be paid under the agreements to the extent that the benefits would exceed the Internal Revenue Code’s limit on “parachute” payments.

Based upon a hypothetical change in control date of December 31, 2006, the following table identifies the estimated total change in control termination benefits for the named executive officers during the periods following the change in control.

Executive Officer	Base Salary	Bonus	Healthcare and Other Insurance Benefits	Change in Pension Value

Charles H. Majors	$627,692	$94,627	$13,308	$99,724

Neal A. Petrovich	258,923	39,785	12,486	12,784

Jeffrey V. Haley	278,462	41,521	12,759	26,606

R. Helm Dobbins	249,002	39,279	12,355	26,902

The calculations are based on an assumption that each named executive officer’s employment would be terminated on December 31, 2006. Such an assumption would require payment of salary, bonus, and coverage under the Corporation’s healthcare, other insurance benefits, and pension plans through December 31, 2008. The salary and bonus amounts used in the table are 2006 amounts. The change in pension value was based on the assumption that the change in values was equivalent to that reflected in the Summary Compensation Table for 2006. The value of healthcare and other insurance benefits is based upon the type of coverage provided to the executive officer as of December 31, 2006, and valued at the premiums in effect at that time.

Perquisites

The Corporation provides the Chief Executive Officer with an automobile and the cost of gas and maintenance for the vehicle. Additionally, the Corporation reimburses him for the estimated amount of personal income tax on his personal use of the vehicle. The value of this perquisite is included in the Summary Compensation Table.

Other Benefit Plans

Executive management participates in the Corporation’s benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance. The Corporation provides life insurance coverage equal to four times the employee’s salary for all eligible employees. A cap on this coverage of $530,000 is dictated by the plan. Coverage in excess of $50,000 is subject to taxation based on Internal Revenue Service guidelines.

Summary Compensation Table

The following table reflects total compensation paid or earned during 2006 for the named executive officers.

Name and Principal Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles H. Majors President and Chief Executive Officer of the Corporation and the Bank (Principal Executive Officer)	$313,846	$47,313	$49,862	$24,416	$435,438
Neal A. Petrovich Senior Vice President of the Corporation; Executive Vice President and Chief Financial Officer of the Bank (Principal Financial Officer)	129,462	19,492	6,392	10,603	165,949
Jeffrey V. Haley Senior Vice President of the Corporation; Executive Vice President and Chief Operating Officer of the Bank	139,231	20,761	13,303	11,073	184,367
R. Helm Dobbins Senior Vice President of the Corporation; Executive Vice President and Chief Credit Officer of the Bank	124,501	19,040	13,451	10,371	167,362

The non-equity incentive plan compensation reflected in the table above includes earnings under the Corporation’s profit sharing and incentive compensation plans related to 2006 performance. The earnings under these plans are as follows: profit sharing, Majors, $12,600; Petrovich, $5,200; Haley, $5,600; and Dobbins, $5,000; incentive compensation, Majors, $34,713; Petrovich $14,292; Haley, $15,161; and Dobbins, $14,040.

All other compensation includes an automobile allowance with tax gross-ups for commuting expense for Mr. Majors, company contributions to defined contribution plans, and company paid insurance premiums for all named executive officers. None of these compensation items individually exceeds $10,000 and therefore, are not identified separately.

Grants of Plan-Based Awards

The Grants of Plan-Based Awards table is not presented since there were no stock or option awards granted during 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock options as of December 31, 2006 for the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Charles Majors	4,000	15.6250	2/17/2008
	4,000	17.1875	2/17/2008
	2,000	18.7500	2/17/2008
	9,000	13.6875	4/20/2009
	10,000	20.0000	12/21/2009
	10,000	19.9500	3/19/2012
	10,000	26.2000	12/16/2013
	25,000	24.5000	12/21/2014
Neal A. Petrovich	5,000	21.3800	6/15/2014
	5,000	24.5000	12/21/2014
Jeffrey Haley	1,000	18.7500	2/17/2008
	1,000	15.6250	2/17/2008
	1,000	17.1875	2/17/2008
	4,000	13.6875	4/20/2009
	3,000	16.5000	3/20/2011
	1,000	19.9500	3/19/2012
	3,000	26.1000	12/17/2012
	5,000	26.2000	12/16/2013
	5,000	24.5000	12/21/2014
R. Helm Dobbins	4,000	24.0000	6/17/2013
	5,000	26.2000	12/16/2013
	5,000	24.5000	12/21/2014

All stock options awarded were issued with a ten year expiration date. The Corporation has issued stock options on the same day with different exercise prices. Such options were issued for an amount equal to or greater than the market price on the day of grant. In 1998, stock options were granted on one day to Mr. Majors and Mr. Haley in three groups, with exercise prices equal to 100% of fair market value, 110% of fair market value, and 120% of fair market value, respectively. There were no stock options awarded in 2006. All stock options awarded were earned, fully vested, and exercisable prior to January 1, 2006; therefore, the columns regarding unexercisable and unearned options are omitted from the table. Because the Corporation has never awarded shares of common stock to the named executive officers, the columns for stock awards are also omitted from the table.

Option Exercises and Stock Vested

The following table reflects stock options exercised and the value realized on exercise during 2006 for certain of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Charles H. Majors	200	$1,780
Charles H. Majors	1,000	9,213
Charles H. Majors	3,000	28,575
Jeffrey V. Haley	200	1,910

Because the Corporation has never awarded shares of common stock to the named executive officers, the columns regarding stock awards have been omitted from the table. There were no options exercised by the other two named executive officers during 2006. The value realized on exercise is calculated by multiplying the difference between the market value on the date of exercise and the option price times the number of options exercised.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers’ accumulated benefit under the Bank’s pension plan and the number of years of service credited under the plan as of December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Charles H. Majors	Pension	14	$410,022
Neal A. Petrovich	Pension	3	15,717
Jeffrey V. Haley	Pension	10	56,787
R. Helm Dobbins	Pension	4	39,870

There were no payments made from the pension plan to any of the named executive officers during 2006.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation Table is not presented since the Corporation does not offer a deferred compensation plan that requires or allows any named executive officer to make annual contributions, nor does it have a fund of monies established for any named executive officer that increases in value due to earnings on that fund.

Director Compensation

The following table reflects the director compensation earned or paid during 2006.

Name	Fees Earned or Paid in Cash	Total
Willie G. Barker, Jr.	$12,000	$12,000
Richard G Barkhouser	6,400	6,400
Fred A. Blair	16,400	16,400
Frank C. Crist, Jr.	10,000	10,000
Ben J Davenport, Jr.	14,800	14,800
H. Dan Davis	16,000	16,000
Michael P. Haley	14,800	14,800
Lester A. Hudson, Jr.	15,200	15,200
E. Budge Kent, Jr. *	-	-
Fred B. Leggett, Jr.	19,200	19,200
Franklin W. Maddux	17,200	17,200
Charles H. Majors **	-	-
Claude B. Owen, Jr.	21,600	21,600

* Mr. E. Budge Kent, Jr. served as an executive officer of the Corporation and the Bank through December 2005. He served as Senior Adviser to the Bank in 2006, for which he received compensation of $30,000. He will continue to serve in this role for 2007, with compensation of $32,500. Mr. Kent also received $25,000 under a deferred compensation agreement that was entered into with the Bank in June 1997. This deferred compensation agreement entitled him, or designated beneficiaries, to annual payments of $25,000 for ten years, the payment in 2006 being the first of ten. As a Senior Adviser to the Bank, he did not receive any compensation as a director in 2006.

** As an executive officer of the Corporation and the Bank, Mr. Majors did not receive any compensation as a director in 2006.

In 2006, each non-officer director received a monthly retainer of $800 and an attendance fee of $400 for each committee meeting and Bank Board meeting attended. In 2006, the Committee approved the reimbursement of meeting-related transportation and lodging expenses for all Directors living outside the Danville area. The Board approved an increase in the monthly retainer to $1,000, effective January 1, 2007. Dr. Frank C. Crist, Jr. was appointed to the Board in April following the Community First Financial Corporation acquisition. His monthly retainer and attendance fee began in May 2006. Mr. Richard G. Barkhouser retired from the Board of Directors effective with the 2006 Annual Meeting of Shareholders; therefore, he was paid a monthly retainer and attendance fee for four months in 2006. Mr. Willie G. Barker, Jr. serves as Director Emeritus for the period April 25, 2006 through April 24, 2007. He will receive the monthly retainer and be eligible for the attendance fee through April 2007. Officer members of the Board of Directors are not paid separately for their service on the Board or its committees. Non-officer Directors are excluded from the Bank’s retirement plan; therefore, do not qualify for pension benefits.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s definitive proxy statement on Schedule 14A for its 2007 Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission.

                 Respectfully submitted,

                Ben J. Davenport, Jr.
                H. Dan Davis
                Lester A. Hudson, Jr., Ph.D., Chairman

RELATED PARTY TRANSACTIONS

Some of the Directors and officers of the Corporation and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of the Bank’s business during 2006. Other than these banking transactions, there were no other reportable related party transactions. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Corporation, do not involve more than a normal risk of collectibility or present other unfavorable features. These loans are monitored by the Board of Directors on a routine basis.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Audit and Compliance Committee assists the Board of Directors in its oversight of (1) the integrity of the Corporation’s financial statements and its financial reporting and disclosure practices, (2) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Corporation, (3) the soundness of the Corporation’s systems of internal controls regarding finance and accounting compliance, (4) the independence and performance of the Corporation’s internal audit staff, and (5) compliance with significant applicable legal, ethical, and regulatory requirements. The committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, the compliance officer, and the independent accountants.

All of the members of this committee are considered independent within the meaning of SEC regulations, the listing standards of NASDAQ, and the Corporation’s Corporate Governance Guidelines. All are considered an “independent director,” as defined by NASDAQ Marketplace Rule 4200(a)(15).

Mr. Michael P. Haley, a member of the committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined he has accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Audit and Compliance Committee has reviewed and discussed with management the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2006. The committee has discussed with Yount, Hyde and Barbour, P.C., the Corporation’s independent accountants during fiscal year 2006, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee received from Yount, Hyde and Barbour, P.C. and reviewed the written disclosures and the letter required by Auditing Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Yount, Hyde and Barbour, P.C. the auditing firm’s independence.

    Based on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 and be filed with the SEC.

    The Audit and Compliance Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit and Compliance Committee meeting immediately following the initiation of such an engagement.

A copy of the Audit and Compliance Committee charter is available at the Corporation’s website at www.amnb.com.  For access to the charter, select the “American National Bankshares Inc.” icon, then select “Governance Documents.”

            Respectfully submitted,

            Fred A. Blair, Chairman
            Michael P. Haley
            Franklin W. Maddux, M.D.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit and Compliance Committee of the Board of Directors of the Corporation annually considers the selection of the Corporation’s independent public accountants. On March 9, 2007, the Audit and Compliance Committee selected Yount, Hyde and Barbour, P.C. to serve as the Corporation’s independent public accountants for the fiscal year ending December 31, 2007. Yount, Hyde and Barbour, P.C. has served as the Corporation’s independent public accountants since May 2002.

Representatives of Yount, Hyde and Barbour, P.C. will be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire. The representatives also will be available to respond to appropriate questions.

Fees to Independent Auditors for Fiscal 2006 and 2005

Yount, Hyde and Barbour, P.C. audited the financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006; reviewed the Corporation’s quarterly reports on Form 10-Q; and audited management’s assessment of internal control over financial reporting as of December 31, 2006. The following table presents aggregate fees paid or to be paid by the Corporation and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the years 2006 and 2005.

	2006	2005
Audit Fees	$113,545	$107,340
Audit-related Fees	5,798	4,009
Tax Fees	7,500	7,250

All non-audit services provided by Yount, Hyde and Barbour, P.C. described above were approved by the Audit and Compliance Committee, which concluded that the provision of such services was compatible with maintaining the independence of Yount, Hyde and Barbour, P.C.  Audit-related fees for 2006 include those related to the acquisition of Community First Financial Corporation and mortgage loan accounting. Tax fees are for the preparation of the annual consolidated federal and state income tax returns.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct, which applies to all Directors and employees of the Corporation and the Bank. A portion of the Code of Conduct has special provisions for senior financial officers of the Corporation and the Bank, which apply to the Corporation’s principal executive officer and principal financial officer as well as the Bank’s Controller or person performing similar functions for the Corporation and/or the Bank. The Code of Conduct for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Conduct is available at the Corporation’s website at www.amnb.com. Select the “American National Bankshares Inc.” icon, then select “Governance Documents.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s Directors and executive officers are required to report their beneficial ownership of Corporation common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC, and the Corporation is required to report in this Proxy Statement any failure to file by the established dates during 2006. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all filing requirements during 2006.

SEPARATE COPIES FOR BENEFICIAL OWNERS
Pursuant to SEC rules, institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Proxy Statement or Annual Report by writing the Corporation at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2220.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Corporation, may do so in writing to Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia, 24543.

The Corporate Governance Committee has approved a process for handling correspondence received by the Corporation and addressed to non-management members of the Board. Under the process, the Assistant Secretary of the Corporation will forward all mail specifically addressed to a member of the Board of Directors. If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Corporation will forward the mail to the Chairman of said committee. If any mail is received that is addressed only to “Board of Directors,” or “Non-Management Member of the Board of Directors,” said mail will be forwarded by the Assistant Secretary of the Corporation to the Chairman of the Corporate Governance and Nominating Committee. Correspondence relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit and Compliance Committee with respect to such matters.

To be considered for inclusion in the Corporation’s proxy statement relating to the 2008 Annual Meeting, shareholder proposals, including recommendations for Director nominees, must be received by the Corporation at its principal office in Danville, Virginia no later than November 20, 2007.

In addition to any other applicable requirements, for business to be properly brought before next year’s Annual Meeting by a shareholder, even if the proposal is not to be included in the Corporation’s proxy statement, the Corporation’s bylaws provide that the shareholder must give notice in writing to the Secretary of the Corporation no later than January 18, 2008. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to above. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Charles H. Majors
President and Chief Executive Officer
March 19, 2007